Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the registration statements (No. 333‑72241 and No. 333-201028) on Form S-8 of The Goldfield Corporation of our reports dated March 12, 2019, with respect to the consolidated balance sheets of The Goldfield Corporation as of December 31, 2018 and 2017, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the years then ended, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of The Goldfield Corporation.

Our report dated March 12, 2019, on the consolidated financial statements, contains an explanatory paragraph relating to the Company changing its method of accounting for revenue from contracts with customers in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Orlando, Florida
March 12, 2019